Exhibit 99

FOR IMMEDIATE RELEASE

November 3, 2014

Contacts: (Analysts) Kris Wenker (763) 764-2607

(Media) Bridget Christenson (763) 764-6364

GENERAL MILLS ELECTS DAVID CORDANI TO ITS BOARD OF DIRECTORS

MINNEAPOLIS, MN – General Mills (NYSE:GIS) today elected David M. Cordani to its board of directors.

Cordani, 48, is President and Chief Executive Officer of Cigna Corporation (NYSE: CI), a global health insurance and health services company. Cordani joined Cigna in 1991 and has held a variety of finance and operating positions, including Chief Financial Officer for CIGNA Healthcare and President and Chief Operating Officer for Cigna Corporation. He was named Chief Executive Officer of Cigna Corporation in 2010. Prior to joining Cigna, Cordani held several senior staff positions at Coopers & Lybrand, an accounting firm. Mr. Cordani also serves as a Director of Cigna Corporation.